UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 6, 2008

Catapult Communications Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	0-24701	77-0086010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

160 South Whisman Road, Mountain View, California		94041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 960-1025

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 6, 2008 the Company determined to implement a Plan to streamline the Company's operations and eliminate certain fixed costs. The Plan is designed to better position the Company to improve its operating margins in a period of lower-than-expected sales. The Plan consists primarily of a global workforce reduction of up to 25 positions through layoffs and early retirements and the closing of the Company’s Australian research and development office.

In conjunction with these actions, the Company currently expects to incur restructuring-related pre-tax charges of up to approximately $1.8 million related to one-time employee termination benefits consisting primarily of severance and related benefits. The Company is currently exploring its options to mitigate its affected Australian real estate lease obligation and at this time the Company is unable to make a good faith estimate of the amount or range of costs associated with the lease obligation. The Company intends to file an amendment to this report to supply that information following the Company's definitive determination of such estimates or range of estimates. The Company expects the global workforce reduction to be completed by June 30, 2008 and the closure of the Australian office to be materially completed by September 30, 2008.

The Plan was previously announced by a press release on March 7, 2008.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 10, 2008, Sean Kelly, the Company's Vice President of Sales, advised the Company of his intent to retire from the Company as of March 31, 2008. Mr. Kelly’s position will be assumed by Terry Eastham, the Company's Vice President of Marketing.

(e) In connection with his retirement, the Company’s Vice President of Sales, Sean Kelly, will receive the following payments and other benefits: a) one year severance, payable monthly, at an amount equal to his current base salary of $210,000 to be paid in its entirely by March 7, 2009; b) medical, dental and vision insurance premiums for Mr. Kelly and his currently insured dependents for the period of April 1, 2008 to September 30, 2009 will be paid by the Company provided that Mr. Kelly makes a timely election to continue such coverage; c) options held by Mr. Kelly to purchase Company stock will be amended to remain outstanding and exercisable up to six months after his retirement date. If Mr. Kelly becomes employed in a regular full-time position at any point subsequent to his retirement date, any unpaid amounts specified in (a) or (b) above will cease to be paid. In addition to these payments and benefits, Mr. Kelly may also receive compensation for any consulting services that he might provide to the Company after his retirement at a rate agreed between him and the Company.

In addition to historical information, this Current Report on Form 8-K contains "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Current Report on Form 8-K, including statements regarding the Company's restructuring charges are forward-looking statements. These statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the future results expressed or implied by the forward-looking statements. These risks and uncertainties include the possibility the Company’s actual costs may exceed the range of costs in the restructure plan or possible delays in the closure of the Australian office. All information set forth herein is current as of the date of this Current Report on Form 8-K. Except as expressly provided herein, the Company undertakes no duty to update any statement in light of new information or future events. For further information regarding risks and uncertainties associated with the Company, please refer to the "Risk Factors" section of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and subsequent quarterly reports on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catapult Communications Corporation

March 11, 2008	By:	/s/ Christopher A. Stephenson

Name: Christopher A. Stephenson
Title: Chief Financial Officer